SECOND AMENDMENT TO THE
AMENDED AND RESTATED
WILLIS U.S. 2005 DEFERRED COMPENSATION PLAN
This amendment (the “Second Amendment”) is made and entered into effective as of the 1st day of January, 2014.
WHEREAS, the Corporation previously adopted the Willis U.S. 2005 Deferred Compensation Plan (the “Plan”) and subsequently restated the Plan as the Amended and Restated Willis U.S. 2005 Deferred Compensation Plan, effective January 1, 2010; and

WHEREAS, the Corporation previously adopted the First Amendment to the Amended and Restated Willis U.S. 2005 Deferred Compensation Plan, effective, June 1, 2011; and

WHEREAS, the Plan refers to Willis Group Holdings Limited, formerly a Bermuda entity, that was re-domiciled in Ireland in 2009 and is now Willis Group Holdings Public Limited Company, a company incorporated under the laws of Ireland; and

WHEREAS, the Corporation now desires to amend the Plan to facilitate the administration by permitting limited cashouts of Participant Accounts, to change the amount of Minimum Annual Deferral under the Plan, and to reflect the change in the name of Willis Group Holdings Public Limited Company; and
WHEREAS, Section 11.9(a) and (b) of the Willis Plan permits the Company to amend the Plan.
NOW, THEREFORE, the plan is hereby amended, effective as of January 1, 2014 as follows:
1.    A new Section 7.5 is added to the Plan to read as follows:
7.5 Limited Cashouts.
(a)    Notwithstanding any provision of the Plan to the contrary, each Plan Year the Administrator may, in its sole discretion, distribute the entire Account balance of a Participant in a single lump sum payment to such Participant provided he/she satisfies the following conditions:
(1) The payment to the Participant is not greater than the applicable dollar amount under section 402(g)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) ($17,500 for 2013);
(2) The payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treas. Reg. §1.409A-1(c)(2); and
(3)    The Participant has not made a contribution to the Plan in the last three (3) years or more, including the Plan Year in which the distribution will be made.
(b)    The Participant shall have no right or discretion (direct or indirect) to elect such limited cashout.

2.    Section 4.3 Minimum Annual Deferral is hereby deleted in its entirety and the following is substituted therefor:
Section 4.3 Minimum Annual Deferral. Notwithstanding any provision of the Plan to the contrary, for any Plan Year, a Participant's Deferral Election shall not be for less than $10,000.

3.    A new Section 5.2 is hereby added to the Plan as follows:
5.2    Forfeiture. A Participant’s Account Balance, whether or not vested, may be forfeited in whole or in part at the discretion of the Administrator to the extent allowed by applicable law, if it is determined that any of the following exist with respect to the Participant: (i) gross negligence in the performance or intentional nonperformance of any of the Participant’s material duties and responsibilities which is not due to a disability that could be reasonably accommodated to the extent required by state or federal law, (ii) conviction of, or no contest plea, to any felony that has, or could reasonably be expected to have, an adverse impact on the performance of the Participant’s duties or otherwise result in material injury to the business of the Company as determined by the Administrator, (iii) the Participant’s commission of fraud, (iv) the Participant’s confirmed use of illegal drugs or operating under the influence of illegal drugs while on the premises of any property owned or leased by the Company or while performing duties for the Company, (v) the Participant’s willful breach of a material provision of any employment agreement or other agreement between the Participant and the Company, or (vi) termination for cause pursuant to any employment agreement between the Participant and the Company or as otherwise determined by the Plan Administrator.

3.    In each place where there is a reference in the Plan to Willis Group Holdings Limited or Willis Group Holdings, such phrase is hereby deleted and Willis Group Holdings Public Limited Company is substituted therefor.
4.    Capitalized terms have the meaning set forth herein, or if not defined herein, shall have the meaning ascribed in the Plan.

IN WITNESS WHEREOF, the Employer, by its duly authorized officer, has executed this Second Amendment to the Plan effective as of the date first written above.

Willis North America Inc.

By:	/S/ LYNN BISSINGER
LYNN BISSINGER

Its:	Director of US Benefits